EXHIBIT T3D

IN THE HIGH COURT OF JUSTICE                                    NO. 6200 OF 2002

CHANCERY DIVISION

COMPANIES COURT

MR JUSTICE FERRIS

7 NOVEMBER 2002


IN THE MATTER OF TEXON INTERNATIONAL LIMITED

AND

IN THE MATTER OF THE COMPANIES ACT 1985


                                   ----------
                                      ORDER
                                   ----------

UPON THE PETITION of the above named Texon International Limited the Petitioner named in the Petition preferred unto this court in the above matters on 7 November 2002.

AND UPON HEARING Counsel for the Applicant

AND UPON READING the said Petition and the evidence

THIS COURT HEREBY SANCTIONS the Scheme as set forth in the Schedule hereto.

AND IT IS ORDERED that this Order be produced to the Registrar of Companies and an office copy be delivered to him.

Dated this 7th day of November 2002


                                   Exh. T3D-1

                                                                NO. 6200 OF 2002

                                              IN THE HIGH COURT OF JUSTICE

                                              CHANCERY DIVISION

                                              COMPANIES COURT

                                              MR JUSTICE FERRIS

                                              7 NOVEMBER 2002

                                              IN THE MATTER OF TEXON
                                              INTERNATIONAL LIMITED

                                                            AND

                                              IN THE MATTER OF THE COMPANIES ACT
                                              1985

                                                  ---------------------------

                                                             ORDER

                                                  ---------------------------

                                                 CADWALADER, WICKERSHAM & TAFT
                                                         265 STRAND
                                                       LONDON WC2R 1BH
                                                     TEL: 020 7170 8700
                                                     FAX: 020 7170 8600
                                                   REF: AJOW/IPM/91601.001


                                   Exh. T3D-2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------------
                                                  |
In re:                                            |
                                                  |
                                                  |  An Ancillary Case Under
TEXON INTERNATIONAL LIMITED,                      |  Section 304 of the
                                                  |  Bankruptcy Code
                  Debtor in Foreign Proceeding.   |
                                                  |  Case No.:  02-B-43088 (PCB)
                                                  |
--------------------------------------------------

                 ORDER PURSUANT TO SECTION 304 OF THE BANKRUPTCY
             CODE GRANTING THE RELIEF REQUESTED IN THE PETITION AND
              GIVING FULL FORCE AND EFFECT TO SCHEME OF ARRANGEMENT

      This matter having come before this Court on the Application For An Order Pursuant To Section 304 Of The Bankruptcy Code Granting the Relief Requested In The Petition And Giving Full Force And Effect To Scheme of Arrangement (the "Application") of John Neil Fleming, Peter Ericson Selkirk and Timothy James Wright, being all the members of the board of directors of Texon International Limited (the "Company"), in their capacity as directors authorized to act as the foreign representatives of the Company (the "Petitioners"); and it appearing that due and appropriate notice of the Application has been given and no further notice need be given; and upon this Court having held a hearing on this Application, and having considered and reviewed the Application, this Court's Order Specifying Form And Manner Of Service Of Summons And Petition dated October 16, 2002; the Petitioners' Petition Pursuant To Section 304 Of The Bankruptcy Code To Commence A Case Ancillary To Foreign Proceedings dated October 9, 2002 (the "Petition"), the Summons issued herein by the Clerk of this Court on October 11, 2002 (the "Summons"), and the Affidavit of Gregory Petrick sworn to on November 8, 2002; and it


                                   Exh. T3D-3
appearing that there have been no objections to the Application and no answers or responses to the Petition, the Court finds and concludes as follows:

      1.    The Petitioners have demonstrated that:

            (a) The Company is the subject of a foreign proceeding within the meaning of sections 101(23) and 304 of the Bankruptcy Code;

            (b) The Petitioners are the foreign representatives of the Company within the meaning of sections 101(24) and 304 of the Bankruptcy Code;

            (c) Petitioners have entered into a scheme of arrangement dated October 10, 2002 (the "Scheme") between the Company and certain creditors of the Company (the "Scheme Creditors") whose claims arise directly or indirectly from the DM245,000,000 10% Senior Notes Due 2008 (the "Senior Notes"). A copy of the Scheme is attached hereto;

            (d) Certain resolutions relating to the implementation of the Scheme, the ("Resolutions"), dated October 28, 2002, were passed by a written resolution of all of the Company's shareholders existing as of 5:00 p.m. (New York time) on October 23, 2002 (the "Existing Shareholders");

            (e) At a Meeting of the Creditors held on October 30, 2002, the Scheme was approved by Scheme Creditors holding 87.92% (DM 215,404,000) of the principal amount of the Senior Notes, such Scheme Creditors being all Scheme Creditors present at the Creditors' Meeting or voting by proxy. The Scheme was sanctioned by the High


                                   Exh. T3D-4

      Court of Justice of England and Wales (the "High Court") by order entered by the High Court on November 7, 2002 (the "High Court Order");

            (f) The Scheme will become effective the business day after the following events have occurred: (i) the delivery of a copy of the High Court Order to the Registrar of Companies in England and Wales for registration; (ii) the execution of the restatement of the senior secured loan facilities intended to be effected by the Company, certain of the Company's subsidiaries and Barclays Bank PLC (the "Restated Facilities Agreement") on terms acceptable to the Company, Barclays Bank PLC, and certain holders of Senior Notes who entered into a Restructuring Agreement (the "Consenting Noteholders"); and (iii) the issuance by this Court of this Order (the "Effective Date");

            (g) No party has timely controverted the petition;

            (h) Relief pursuant to section 304(b) is necessary to permit the expeditious and economical administration of the Company's affairs in accordance with the terms and conditions set forth in the Scheme and is consistent with the factors set forth in section 304(c) of the Bankruptcy Code; and

            (i) Unless the Order giving full force and effect to the Scheme is issued, the Scheme will not become effective and the Company will suffer irreparable harm; and

      2. The interest of the public will be served by this Court granting the relief requested by the Petitioners.

      NOW, THEREFORE, IT IS HEREBY:


                                   Exh. T3D-5

      ORDERED that, as of the Effective Date, the Scheme shall be given full force and effect and be binding on and enforceable in the United States against all Scheme Creditors; and it is further

      ORDERED that, as of the Effective Date, the Scheme Creditors are hereby permanently enjoined and restrained from:

                  (a) commencing or continuing any action or other legal
            proceedings (including, without limitation, arbitration or any judicial, quasi-judicial, administrative or regulatory action, proceeding or process whatsoever) against the Company, the Bank of New York in its capacity as trustee of the Senior Notes or other trustee or trustees thereof for the time being (the "Senior Notes Trustee") or the Bank of New York in its capacity as book-entry depositary in relation to the Senior Notes (the "Depositary"), or any of their property or any proceeds thereof in relation to the Senior Notes, the indenture of the Company governing the Senior Notes dated January 30, 1998 (the "Senior Notes Indenture"), the supplemental indenture to be entered into between the Senior Notes Trustee and the Company on the Effective Date (the "Supplemental Indenture") (including without limitation, any amendments and supplements to the Senior Notes and the Senior Notes Indenture effected thereby) and/or the agreement dated January 30, 1998 between the Company and the Depositary in relation to the Senior Notes (the "Depositary Agreement"), except as provided in or contemplated by the Scheme;


                                   Exh. T3D-6

                  (b) enforcing any judicial, quasi-judicial, administrative or regulatory judgment, assessment or order or arbitration award and commencing or continuing any action or other legal proceeding (including, without limitation, arbitration or any judicial, quasi-judicial, administrative or regulatory action, proceeding or process whatsoever) to create, perfect or enforce any lien, set-off or other claim against the Company, the Senior Notes Trustee or the Depositary, or their property or any proceeds thereof in relation to the Senior Notes, the Senior Notes Indenture, the Supplemental Indenture (including without limitation, any amendments and supplements to the Senior Notes and the Senior Notes Indenture effected thereby) and/or the Depositary Agreement, except as expressly permitted in or contemplated by the Scheme;

                  (c) in relation to the Senior Notes, drawing down any letter of credit established by, on behalf of or at the request of, the Company, or withdrawing from, setting off against, or otherwise applying property that is the subject of any escrow agreement or similar arrangement in which the Company has an interest, in excess of what is expressly authorized by the terms of the contract and any related trust or other agreement pursuant to which such letter of credit, escrow, or similar arrangement has been established;

                  (d) in relation to the Senior Notes, invoking, enforcing or relying on the benefit of any statute, rule or requirement of federal, state or local law or regulation requiring the Company to establish or post security in the form of a bond, letter of credit or otherwise as a condition of prosecuting, defending or appealing any action or other legal proceeding (including, without limitation,


                                   Exh. T3D-7
            arbitration, or any judicial, quasi-judicial, administrative or regulatory action, proceeding or process whatsoever) and such statute, rule or requirement will be rendered null and void for such actions and proceedings; provided, however, that nothing in the order shall in any respect affect any security in existence at the Effective Date or the replacement for such security; and it is further

      ORDERED that, as of the Effective Date, the Scheme Creditors waive each and every claim which they or any of them may have against

      (i) (a) the Consenting Noteholders, (b) Cadwalader, Wickersham & Taft, Talbot Hughes LLP, Bingham McCutchen LLP and Numerica Business Services Limited (the "Advisers"), (c) John Neil Fleming, Peter Ericson Selkirk and Timothy James Wright (the "Directors and Officers"), and (d) the Company and all of its subsidiary companies (the "Group"), or

      (ii) the Senior Notes Trustee, the Depositary, the Bank of New York in its capacity as voting agent in respect of the Scheme and in its capacity as the escrow agent in relation to the Scheme (the "Escrow Agent") or their respective affiliates or any of their respective directors, officers, agents, employees, representatives, financial advisers or attorneys (the "Accommodation Parties") or any of them in relation to, in connection with or in any way arising out of the Senior Notes, the Senior Notes Indenture, the Supplemental Indenture, the Depositary Agreement, the agreement to be entered into by the and between the Company and the Escrow Agent in accordance with the Scheme (the "Escrow Agreement") or otherwise by virtue of a Scheme Creditor's holding of Senior Notes, other than to the extent that Scheme Creditors will have rights in respect of the ordinary shares of the Company to be allotted in accordance with Clause 3 of the Scheme and preference shares of the Company created with effect from the


                                   Exh. T3D-8

Effective Date (collectively, the "New Shares"), the Senior Notes as amended and supplemented by the Supplemental Indenture in accordance with the Scheme (the "Amended Senior Notes"), the Senior Notes Indenture as amended and supplemented by the Supplemental Indenture in accordance with the Scheme (the "Amended Indenture"), the payments by the Company to Scheme Creditors of a sum representing 50 percent of the August Coupon pursuant to Clauses 3.3 and 3.4 of the Scheme ("the Coupon Payments"), the payments by the Company to Scheme Creditors pursuant to Clause 3 of the Scheme (the "Final Payments") and any other obligations or rights which by their terms and the terms of the Scheme are intended to remain after the Effective Date;

      ORDERED that the Scheme Creditors release each of the Consenting Noteholders, the Advisers, the Existing Shareholders, the Directors and Officers, the Group companies, and the Accommodation Parties from each and every liability (whether it is present, accrued, future, actual, prospective, or contingent, whether or not its amount is fixed or undetermined, whether or not it involves payment of money and whether it arises at common law, in equity or by statute, in England and Wales or in any other jurisdiction, or in any other manner whatsoever, but not including any liability which is barred by statute or is otherwise unenforceable or arises under a contract which is void or, being voidable, had been duly avoided) (hereafter "Liability" or "Liabilities") which they or any of them may have to a Scheme Creditor in relation to in connection with or in any way of arising out of the Senior Notes, the Senior Notes Indenture, the Supplemental Indenture, the Depositary Agreement, the Escrow Agreement or otherwise by virtue of a Scheme Creditor's holding of Senior Notes, including, without limitation, any and all Liabilities released or purported to be released by a Deed of Release substantially in the form set out in Appendix II of the Scheme (the "Deed of Release") entered into pursuant to the Scheme,


                                   Exh. T3D-9
other than to the extent that Scheme Creditors will have rights in respect of the New Shares, the Amended Senior Notes, the Amended Indenture, the Coupon Payments, the Final Payments and any other obligations or rights which by their terms and the terms of the Scheme are intended to remain after the Effective Date;

      ORDERED that except as otherwise provided below, all persons and entities are hereby permanently enjoined and restrained from commencing or continuing any action or other legal proceeding (including, without limitation, arbitration, or any judicial, quasi-judicial, administrative or regulatory action, proceeding or process whatsoever) against the Company or any of its directors, officers, agents, employees, representatives, financial advisers or attorneys (the "Company Parties"), the Consenting Noteholders, the Advisers or the Accommodation Parties or any of them in respect to any claim or cause of action, in law or in equity, arising out of or relating to:

            (i) any action taken or omitted to be taken as of the Effective Date by any of the Company Parties, the Consenting Noteholders, the Advisers or the Accommodation Parties in connection with the Section 304 cases;

            (ii) any action taken or omitted to be taken by any of the Company Parties, the Consenting Noteholders, the Advisers or the Accommodation Parties in connection with preparing, disseminating, applying for, complying with or implementing the Scheme or the order of the English Court or this order;

            (iii) any action taken or omitted to be taken by any of the Company Parties, the Consenting Noteholders, the Advisers or the Accommodation Parties or any of them in connection with the administration of the Scheme (including without limitation, entering


                                  Exh. T3D-10
      into the Supplemental Indenture and effecting the amendments and supplements to the Senior Notes and the Senior Notes Indenture contemplated thereby and any actions ancillary thereto); or

            (iv) the construction or interpretation of the Scheme;

      ORDERED that the Senior Notes Trustee and the Depositary are authorized and directed to execute and deliver the Supplemental Indenture in accordance with the Scheme, and each Scheme Creditor shall be deemed to have consented to the impairment of their rights under the Senior Notes and the Senior Notes Indenture pursuant to the Scheme (including without limitation, any rights which, pursuant to Section 316(b) of the Trust Indenture Act of 1939, may be not be impaired without such Scheme Creditor's consent). All Scheme Creditors waive each and every claim which they or any of them may have against the Senior Notes Trustee and/or the Depositary or any of their respective directors, officers, agents, employees, representatives, financial advisors, or attorneys in relation to, in connection with or in any way arising out of the amendments and supplements to the Senior Notes and the Senior Notes Indenture in accordance with the Scheme and as a result of this order.

      ORDERED that the High Court of Justice of England and Wales has exclusive jurisdiction to hear and determine any suit, action, claim or proceeding and to settle any dispute which may arise out of the construction or interpretation of the Scheme, or out of any action taken or omitted to be taken by any of the Company Parties and the Accommodation Parties in connection with the administration of the Scheme (including, without limitation, entering into the Supplemental Indenture and effecting the amendments and supplements to the Senior Notes and the Senior Notes Indenture contemplated thereby and any actions ancillary thereto); provided,


                                  Exh. T3D-11
however, that nothing in the order affects the validity of provisions determining governing law and jurisdiction, whether contained in any contract between the Company, the Accommodation Parties and any of the Scheme Creditors or otherwise; and it is further

      ORDERED that this Court retains jurisdiction with respect to the enforcement, amendment or modification of the orders or requests for any additional relief in this case and all adversary proceedings in connection herewith properly commenced and within the jurisdiction of the Bankruptcy Court; and it is further

      ORDERED that no action taken by the Company, its successors, agents, representatives, or any of them, or their counsel, in preparing, disseminating, or applying for, complying with, implementing or otherwise acting in furtherance of the Scheme, this Order, or such further orders in this case or any adversary proceeding in connection herewith as this Court may make, shall be deemed to constitute a waiver of the immunity afforded to the Company its successors, agents or representatives pursuant to section 306 of the Bankruptcy Code; and it is further

      ORDERED that this Order shall be served as follows:

                  (i) by United States Mail, first class, postage prepaid, upon the parties in interest appearing in the case at the time of such service; and

                  (ii) by publication of notice of entry of this Order one time in The New York Times (national edition); and

                  (iii) in such manner as this Court may dictate or require; and
            it is further


                                  Exh. T3D-12

                  ORDERED that service pursuant to the preceding paragraph shall be good and sufficient service and adequate notice for all purposes.

Dated:      New York, New York
            November 14, 2002

                                        /s/ Prudence Carter Beatty
                                        ----------------------------------------
                                        United States Bankruptcy Judge


                                  Exh. T3D-13